EXHIBIT 23.2

CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Charter Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the Plan), of our report dated January 16, 2001, relating to the consolidated balance sheets of First Charter Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-K of First Charter Corporation.

                                                                            /s/ KPMG LLP

Charlotte, North Carolina
July 30, 2001